Exhibit 99.3

Ramaco Resources Releases Hatch Report and Shareholder Letter on

Exploratory Brook Mine Critical Minerals Project

LEXINGTON, Ky., July 29, 2026 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB) (“Ramaco” or the “Company”) today released a new initial assessment report from Hatch Associates Consultants, Inc. (“Hatch”) and an accompanying shareholder letter from Chairman and Chief Executive Officer Randall W. Atkins. That letter highlights the current status of the Company’s rare earth and critical minerals project in Sheridan, Wyoming.

The Hatch study evaluates a previously announced carbochlorination-based refining and flowsheet process for the Brook Mine project. It provides a preliminary process definition as well as capital and operating cost estimates to assess the potential of the Brook Mine critical mineral project. Key findings are highlighted in the shareholder letter.

“The Hatch report and its analysis marks an important milestone in advancing our vision of building a fully integrated domestic critical minerals platform,” said Mr. Atkins. “We believe the Brook Mine complex has the potential to become a significant long-term supplier of critical minerals and rare earth products essential to America’s industrial and technology supply chains.”

The Hatch report and shareholder letter are available on Ramaco’s website here: https://www.ramacoresources.com. Additional renderings and project-related images are available on the website here: https://www.ramacoresources.com/critical-minerals.

Earlier in July, Ramaco hosted its 5th Annual Ramaco Research Rodeo (R3) in Sheridan, Wyoming, where there was extensive discussion by industry leaders, researchers, policymakers, and investors related to critical minerals, advanced carbon products, artificial intelligence, and energy innovation. A video presented during the conference related to the Brook Mine project can be viewed here: https://ramacoresources.com/carbon-operations/

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Hatch report is a scoping study and, accordingly, all estimates and projections contained therein are based on limited and incomplete data. Therefore, while the work, results, estimates and projections may be considered to be generally indicative of the nature and quality of the Project, they are not definitive.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company’s ability to successfully develop the Brook Mine REE/CM project, including whether the Company’s exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the estimated mineral resources at Brook Mine will be converted into mineral reserves in the future. Rare earth and critical minerals is a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth capabilities.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

POINT OF CONTACT

George Cpin

VP, Finance & Investor Relations

info@ramacometc.com or 859-244-7455